Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 6.3

EXECUTION VERSION

LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement, including all schedules and exhibits attached hereto, (this "Agreement") is made and entered into 12/6/2021 (the "Effective Date") by and between Innovega Inc., a Delaware corporation ("Innovega"), and [redacted]

WHEREAS, Innovega has designed and developed the iOptik Technology (as defined below) and has filed for and obtained patent protection in connection therewith;

[redacted]

[redacted]

[redacted]

WHEREAS, Innovega is seeking approval by the U.S. Food and Drug Administration (the "FDA") for certain indications of the contact lens technology, and [redacted] desires to assist in such process.

WHEREAS, Subject to the terms of this License Agreement, the Company shall grant the License to [redacted] in exchange for a per unit royalty license fee;

NOW, THEREFORE, the Parties hereto agree as follows:

1. DEFINITIONS

The following terms shall have the meanings set forth below:

1.1. [redacted]

1.2. "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or

otherwise, and in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

1.3. "Bankruptcy Code" has the meaning set forth in Section 14.3.

1.4. "Bankruptcy Rejection" has the meaning set forth in Section 14.3.

1.5. "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

1.6. "iOptik Technology" means novel lens-free eyewear technology (i) enabled by use of certain display eyewear only in conjunction with contact lens or intraocular lens technology developed by Innovega and (ii) as directly related to the Licensed Patents, provided, however, iOptik Technology expressly excludes Intellectual Property Rights for the contact lenses and intraocular lenses as tangible products that can be used or sold independently of the novel lens-free eyewear technology.

1.7. "Improvement" means any enhancement, update, upgrade or Patent filing made part of the iOptik Technology that is directly related to the Licensed Patents; provided that any new Patents that do not claim priority to the Background IPR shall be expressly excluded from this definition of 'Improvements"

1.8. "Infringer" has the meaning set forth in Section 8.2(b).

1.9. "Intellectual Property Rights" means patents and patent rights, trademarks, service marks, registered designs, trade secrets, confidential information, know-how, applications for any of the foregoing, unregistered design rights, topography or mask work rights, copyright and any other similar protected rights in any country.

1.10. [redacted]

1.11. "Licensed Know-How" means all know-how, trade secrets and confidential information (which shall include, for the avoidance of doubt, all of the foregoing directly related to the iOptik Technology or embodied in the Licensed Patents or Improvements), owned or held by Innovega or its Affiliates (or which Innovega or any of its Affiliates has the right to sublicense).

1.12. "Licensed Patents" means (a) all Patents owned or held by Innovega or its Affiliates (or which Innovega or any of its Affiliates has the right to sublicense) directly related to the iOptik Technology and only as identified on Schedule 1 attached hereto, and (b) all Improvements to the Licensed Patents and all Patents that claim the right of priority

to, or enjoy the benefit of an earlier filing date of, any Patents or patent applications identified on Schedule 1.

1.13. [redacted]

1.14. "Patent" means a patent or patent application, including any divisional, continuation, continuation-in-part, reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension, or substitute thereof, and any inventions claimed thereby or embodied therein.

1.15. "Person" means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organization.

1.16. [redacted]

1.17. [redacted]

1.18. "Specifications" shall mean the specifications, requirements, designs, timetables and other criteria set forth in Schedule 2.

1.19. "Term" has the meaning set forth in Section 11.1.

1.20. "Third Part(y/ies)" means any Person other than Innovega [redacted] or their respective Affiliates.

1.21. [redacted]

2. INNOVEGA FDA APPROVAL AND REGULATORY APPROVAL IN OTHER COUNTRIES

2.1. Innovega FDA Responsibilities. Innovega intends to pursue FDA approval for its iOptik contact lenses, including with respect to testing and trials of contact lenses incorporating the iOptik Technology. The Parties agree that the FDA approval process shall

be the sole responsibility of Innovega. Innovega has sole decision-making authority for the FDA approval process subject to the advice and assistance from [redacted] as described below. Further, Innovega intends to pursue applicable regulatory approval in the European Union and other countries necessary to allow distribution of the Products. For the avoidance of doubt, regulatory approval in the US, Europe and other Countries cannot be assured.

2.2. FDA Process Assistance. To the extent Innovega may require assistance with respect to the FDA approval process, Innovega may request such assistance and [redacted] may agree to provide such assistance. Innovega agrees to keep [redacted] apprised of significant developments in its efforts to obtain FDA approval for its iOptik contact lenses or intraocular lenses, including, for the avoidance of doubt, reaching any major milestones in the FDA approval process.

3. GRANT OF LICENSE

3.1 License Grant to [redacted]. Subject to the terms and conditions set forth in this Agreement, Innovega hereby grants to [redacted] and its Affiliates an exclusive, perpetual, royalty-bearing worldwide, irrevocable, non-terminable and fully assignable and transferable right and license to use and exploit the iOptik Technology, the Licensed Patents, and the Licensed Know-How [redacted] including for the avoidance of doubt the right to develop, make, have made, use, sell (and have sold) and import products and services in the [redacted] during the term of this Agreement and in the manner set forth in this Agreement. [redacted]

3.2 Except as provided in paragraph 11.3, the license in 3.1 is irrevocable, and non-terminable.

3.3 Affiliates. For purposes of clarity, the licenses granted under this Agreement to Affiliates of [redacted] shall remain in effect only for so long as such entity remains an Affiliate of [redacted]

3.4 [redacted]

[redacted]

4. [redacted]

4.1 [redacted]

4.2 [redacted]

4.3 [redacted]

[redacted]

[redacted]

5. OWNERSHIP OF INTELLECTUAL PROPERTY

5.1 Background IPR. "Background IPR" means all Intellectual Property Rights owned or controlled by each party and which was conceived or reduced to practice either (a) prior to commencement of the Project as defined in this Agreement or (b) outside the scope of the work performed as Projects and pursuant to this Agreement and which is introduced, disclosed or otherwise supplied by each party. All right, title and interest in and to all Background IPR shall remain with the party introducing or disclosing the same and shall not be otherwise impacted by this Agreement.

5.2 Project Technology.

a) "Sole Developed Project Technology" means all inventions whether or not patentable, works of authorship (whether or not copyrightable), and Know-How invented, created, conceived, developed, or otherwise made by a Party's employees, agents, or independent contractors related to the Project. Project Technology does not include Trademarks. [redacted] Each Party shall solely own all right, title, and interest in and to any Sole Developed Project Technology invented, created, conceived, developed, or otherwise made solely by its employees, agents, or independent contractors. Each Party shall promptly disclose to the other Party all Sole Developed Project Technology arising from the activities of such Party.

b) "Joint Project Technology" means all inventions (whether or not patentable), works of authorship (whether or not copyrightable), and Know-How invented, created, conceived, developed, or otherwise made jointly by one Party's employees, agents, or independent contractors together with the other Party's employees, agents, or independent contractors and any Patent Rights Covering such Joint Project Technology ("Joint Project Patents"). The inventorship, authorship, or other origination of Project Technology will be determined by United States patent, copyright, or other applicable intellectual property Law. The Parties shall jointly own any Joint Project Technology. Subject to the limitations set forth herein, each Party will be free to practice, license, assign, and otherwise exploit the Joint Project Technology and Joint Project Patents, throughout the world without the need to obtain further consent from the other Party, and without any duty to account or payment of any compensation to the other Party; [redacted]

[redacted]

c) Reservation of Rights. Each Party acknowledges that it acquires no right, title or interest under this Agreement (by implication, estoppel or otherwise) to the other Party's Background IPR, or any other intellectual property owned by any Party or any of their respective Affiliates other than the limited rights expressly granted or assigned pursuant to this Agreement. Each Party expressly reserves all right, title and interest in its own Background IPR to the extent not expressly granted or assigned under this Agreement and reserves all rights therein. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed or interpreted as a license to or assignment of either Party's trademarks.

6. [redacted]

[redacted]

6.2 [redacted]

6.3 [redacted]

[redacted]

[redacted] [redacted]

[redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted] [redacted]

[redacted]

[redacted]

6.4 [redacted]

6.5 Promotion and Marketing.

[redacted]

6.5.2 Innovega Obligations - Innovega shall, cooperate, at no cost, with [redacted] and provide:

(a) information, material and support including technical literature as [redacted] may reasonably request regarding the marketing, advertising, promotion and sale of the Products.

(b) clinical training for [redacted] employees or sales consultants as reasonably necessary.

(c) tier 2 technical support to [redacted] as reasonably requested by [redacted] provide support contact information, escalation procedures and any other support-related information required by [redacted]

For the avoidance of doubt, these items do not include product development, field training, or development of sales and marketing channels that shall be reimbursed by [redacted] as described in Paragraph 4.4.

6.6 Lens Supply. Innovega shall manage the supply of contact lenses and intraocular lenses, if and when available, to be used in conjunction with the sale of Products.

7. [redacted]

[redacted]

[redacted] [redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted] PROSECUTION AND ENFORCEMENT

8.1. Prosecution of Licensed Patents. As between the Parties, Innovega shall have the exclusive right, but not the obligation, to file, prosecute and maintain the Licensed Patents, in each case, at its own expense. In the event that Innovega decides not to file, prosecute or maintain a Licensed Patent, Innovega shall provide [redacted] written notice promptly upon the decision to not file or continue the prosecution of such Licensed Patent application or continue maintenance of such Licensed Patent, and in any case at least thirty (30) days prior to the deadline for making any required filing. In such event, [redacted] shall have the right, but not the obligation, to cause Innovega to continue to file, prosecute or maintain, as applicable, such Licensed Patent application or Licensed Patent in Innovega's name at [redacted] sole expense. If [redacted] so elects to fund the filing, prosecution or maintenance, as applicable, of any such Licensed Patent application or Licensed Patent in Innovega's name, Innovega

and [redacted] shall collaborate with respect to the strategy for prosecuting or maintaining any such Licensed Patent in a mutually agreed manner.

8.2. Enforcement.

(a) During the Term, [redacted] shall promptly notify Innovega in the event [redacted] learns of any known infringement or suspected infringement of any of the Licensed Patents and shall provide Innovega with all available evidence supporting said infringement or suspected infringement.

(b) As between the Parties, Innovega shall have the first right, but not the obligation, to initiate or prosecute an infringement or other appropriate suit or action against any Third Party who at any time has infringed or is suspected of infringing any of the Licensed Patents (an "Infringer"). Except as expressly set forth in this Section 6.2(b), Innovega shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including attorneys' fees and court costs. With respect to Licensed Patents, if Innovega has not taken legal action against an Infringer within (a) ninety (90) days from the date of notice by [redacted] under Section 6.2(a); or (b) thirty (30) days after [redacted] notifies Innovega that [redacted] would like to move for injunctive relief; or (c) ten (10) days before the expiration of a period of time set by applicable law in which action must be taken with respect to the alleged infringement (e.g., as may be required under the Hatch-Waxman Act and 35 USC §271), then, [redacted] shall have the second right to bring suit against an Infringer at [redacted] own expense, provided that [redacted] keeps Innovega informed of the status of, and its activities regarding, such action and any settlement or other resolution thereof. In such event, [redacted] shall have the right to select counsel for any such suit and action and shall pay all expenses of the suit, including, but not limited to, attorneys' fees and court costs.

(c) Upon request of the other Party, either Party shall join as a party to or shall commence the suit on behalf of the other Party if required for standing, at the other Party's expense, and shall offer reasonable assistance to the other Party in connection therewith at its own expense. Any damages, royalties, settlement fees or other consideration for infringement resulting from the suit shall be distributed as follows: (i) first, each Party shall be reimbursed for its reasonable out-of-pocket costs paid in connection with the proceeding; and (ii) thereafter, 100% of the remaining proceeds shall be allocated to the Party electing to commence the suit pursuant to Section 6.2(b), except that if both Parties are joined as plaintiffs to the suit, the Parties will share equally the remaining proceeds regardless of the Party that elected to commence the suit.

9. REPRESENTATIONS OR WARRANTIES

9.1. Certain Representations and Warranties. Each Party hereby represents and warrants the following to the other Party: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation; (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder; (iii) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of

business of the character transacted by it; (iv) it is not a party to, nor will it enter into or assume during the term of this Agreement, any agreement, commitment or obligation with a Third Party that is reasonably likely to affect adversely its ability or the ability of the other Party to perform fully its respective obligations hereunder; and (v) it shall materially comply and is in material compliance with all applicable laws, rules and regulations relating to the performance of its obligations hereunder.

9.2. Recall. If, because of governmental or customer complaints or legal action, any of the Products which are the subject of this Agreement are recalled, removed from the channels of distribution, and returned as a result of either party's failure to perform its obligations pursuant to this Agreement, then then the breaching party will reimburse the other party for any and all fines, losses, and reasonable expenses paid or incurred or arising from such recall. Upon notification by a governmental agency or otherwise of the possibility of a recall of Products sold hereunder, the party receiving such notice will notify the other party of such possibility and will confer as to the proper handling of the matter.

9.3. NO OTHER REPRESENTATIONS OR WARRANTIES. THIS AGREEMENT IS MADE AND ENTERED INTO ON AN "AS IS" AND "AS AVAILABLE" BASIS, AND THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY HEREUNDER WHATSOEVER, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE.

10. CONFIDENTIAL INFORMATION

10.1. Obligations. Except to exercise the rights provided in this Agreement, each party shall hold in confidence and not use or disclose any Confidential Information except as expressly provided in this Agreement, and shall only disclose Confidential Information (a) to such employees, directors, consultants, subcontractors, sublicensees, suppliers, customers, business partners and other Third Parties who have a need to know such Confidential Information in order for it and its Affiliates to exercise its rights under this Agreement and who are under confidentiality obligations no less restrictive than those contained herein; (b) as required by law (in which case the receiving party shall provide disclosing party with prompt written notice of any such legal obligation and cooperate to the extent reasonably requested to limit the scope and manner of such disclosure); and (c) to permitted assignees under Section 14.7 below. "Confidential Information" means information and related materials of the parties which from all the relevant circumstances should reasonably be assumed to be confidential and proprietary, or which a party may obtain, during the term of this Agreement. Confidential Information may be disclosed orally, electronically, in writing, by inspections, or in any tangible medium. The obligations set forth in this Section 10.1 shall survive the termination or expiration of this Agreement.

10.2. Exceptions. The obligations set forth in Section 10.1 shall not apply with respect to an item of Confidential Information that the receiving party can show that:

(a) was in the public domain on the Effective Date or falls within the public domain through no breach of this Agreement;

(b) was known to the receiving party at the time of the Effective Date or its prior disclosure by the disclosing party to the receiving party, as shown by preexisting written documentation;

(c) was disclosed from a source other than a party to this Agreement without any obligation of confidentiality; or

(d) was independently developed without the use of the other party's Confidential Information.

10.3. Return. Upon termination of this Agreement under Section 7.4 and 11.2, the receiving party shall promptly return the Confidential Information to the disclosing party. In lieu of returning Confidential Information in accordance with this Section 10.3, the receiving party may, at its election, destroy the Confidential Information and promptly certify such destruction upon written request. Notwithstanding the foregoing, the receiving party may retain one (1) copy of all Confidential Information solely for legal and archival purposes. For purposes of clarification, receiving party shall not be obligated to return or destroy Confidential Information upon expiration of this Agreement under Section 11.1.

11. TERM & TERMINATION OF AGREEMENT

11.1. Term. This Agreement shall be effective upon the Effective Date and unless earlier terminated in accordance with Section 7.4, 11.2 or 11.3, shall remain in force until the later of (a) the date on which the last issued Licensed Patent expires, lapses or has been declared invalid by a final order (for which all appeal periods have passed and with respect to which there is no pending appeal) by a court of competent jurisdiction, (b) the date on which the last pending application for a Licensed Patent is canceled, withdrawn, abandoned or declared invalid by a final order (for which all appeal periods have passed and with respect to which there is no pending appeal) by a court of competent jurisdiction or (c) the date on which the last piece of Licensed Know-How enters the public domain (the "Term").

11.2. [redacted]

11.3. No Other Termination. Except as otherwise provided in (i) in Section 7.2 (payment of royalties); (ii) in Section 7.4 (Minimum Commitment Fee); and (iii) Section 6.3 [redacted] the licenses granted under Section 3.1 of this Agreement shall be irrevocable and may not be canceled or terminated by Innovega.

11.4. Injunctive Relief. In the event of a breach or threatened breach of this Agreement [redacted] Innovega shall have the right to seek all remedies permitted at law or in equity (which, for the avoidance of doubt, may not include termination or revocation,

rescission or any other remedy that includes cancellation or voiding of this Agreement), provided, however, that in any such case, the license granted under this Agreement shall continue to remain in full force and effect in accordance with the terms of this Agreement.

11.5. Effects of Termination. Upon termination of this Agreement pursuant to Sections 7.4, 11.2, and 11.3, all licenses granted herein shall terminate. Termination or expiration of this Agreement shall neither release nor discharge any Party from any obligation, debt or liability which shall have previously accrued and which remains to be performed upon the date of termination or expiration, nor prevent a Party from pursuing any other remedies at law or in equity. Sections 1, 5, 7, 8, 9, 10, 12 and 14 shall survive termination of this Agreement.

12. INDEMNIFICATION.

12.1. [redacted]

[redacted]

b) Exclusive Remedy. This Section 12.1 states the entire liability of [redacted] with respect to infringement or misappropriation of any third-party intellectual property rights in the [redacted] Product, and [redacted] shall have no additional liability with respect to any alleged or proven infringement or misappropriation therefor.

12.2. Indemnification by Innovega.

a) Indemnification. Innovega shall defend, or at its option settle, any third-party action brought against [redacted] and/or any of its Affiliates to the extent that it is based on a claim that (i) if true, would be a breach of the representations and warranties set forth in Section 9.1or 9.2, or (ii) the performance, modification, manufacturing, promotion, sale, distribution,

importing or use of the iOptik Technology, the Licensed Patents or Licensed Know How infringes any worldwide third party patent, copyright, or other intellectual property right or constitutes a misappropriation of a trade secret, when such technology is made, used, distributed and sold in compliance with this Agreement, and, in each case, Innovega shall indemnify [redacted] and its Affiliates from any costs, damages and fees (including reasonable attorneys' fees) finally awarded against [redacted] and/or its Affiliates in, or agreed in settlement by Innovega of, any such claim. Innovega's indemnity obligations hereunder are conditioned upon the following: (A) [redacted] shall give Innovega prompt notice in writing of any claim (provided that failure to provide such notice promptly shall not relieve Innovega of its obligations under this Section 12.2.a) to the extent such failure does not materially prejudice Innovega); (B) [redacted] permitting Innovega to have sole control of the defense, compromise or settlement of the claim, provided that Innovega shall not settle any such claim without [redacted] prior written consent unless such settlement relieves [redacted] of all liability in connection therewith; and (C) [redacted] providing all reasonably available information and assistance regarding such claim. Innovega shall not be liable for any costs or fees incurred by [redacted] and its Affiliates on such action or claim unless authorized in writing by Innovega.

b) Exclusive Remedy. This Section 12.2 states the entire liability of Innovega with respect to infringement or misappropriation of any third-party intellectual property rights in iOptik Technology or the Licensed Patents, and Innovega shall have no additional liability with respect to any alleged or proven infringement or misappropriation therefor.

12.3 LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO BREACH OF SECTION 9 AND A PARTY'S OBLIGATION TO INDMENIFY THE OTHER PARTY UNDER SECTION 12, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY UNDER OR ARISING OUT OF THIS AGREEMENT FOR LOST PROFITS OR BUSINESS OPPORTUNITIES, LOST DATA, OR ANY OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR RELIANCE DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE. THESE LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13. [redacted]

14. MISCELLANEOUS

14.1. Independent Contractors. In the course of performing under this Agreement, each of the Parties shall operate as, and have the status of, an independent contractor and shall not act as or be an agent, partner, co-venturer, employee or fiduciary of the other Party. Neither Party shall have the right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

14.2. Further Assurances. Each Party agrees to enter into and execute such additional documents and instruments and to take such other actions as may be necessary to implement the purposes and intentions hereof.

14.3. Bankruptcy Code. All rights and licenses granted hereunder are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. In the event that Innovega becomes a debtor under the Bankruptcy Code or any similar law in any other country and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a "Bankruptcy Rejection"), (i) the license to the Licensed Patents and Licensed Know-How described under this Agreement shall be deemed fully retained by and vested in [redacted] as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Innovega is the debtor; and (ii) [redacted] shall have all of the rights afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code.

14.4. Compliance with Law. Each Party shall fully comply with all local, state and Federal laws and regulations that may be applicable to the performance of this Agreement.

14.5. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, or by a national overnight courier service, or sent by facsimile (provided, that receipt is confirmed by the sending facsimile machine) to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

to Innovega:

11900 NE 1st St., Ste. 300
Bellevue, WA 98005Telephone: (425) 516-8175
Email: legal@innovega-inc.com
Attention: General Counsel

[redacted]

[redacted]

All notices and other communications under this Agreement shall be deemed to have been received (i) when delivered by hand, if personally delivered, (ii) one (1) Business Day after being delivered to a national overnight courier service or (iii) when delivered through electronic means (including by electronic mail) provided that the sender of any such email does not receive an out-of-office message or other automated reply in response.

14.6. Amendments; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Innovega and [redacted] and (ii) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.7. Assignment. Subject to the provisions of this Section 14.7, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. Both Innovega and [redacted] shall be permitted to assign or transfer their rights and obligations under this Agreement, in part or in whole, without the prior written consent of the other Party, in connection with a sale or transfer of the business of such Party to which this Agreement relates. Furthermore, Innovega shall not assign or transfer any Licensed Patents or Licensed Know-How (or any rights therein) unless the transferee or assignee agrees in writing to be bound by the terms and conditions of this Agreement.

14.8. Entire Agreement. This Agreement, together with the Letter of Intent and the agreements entered into by the Parties in connection therewith, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

14.9. Public Disclosure. Notwithstanding anything herein to the contrary, each Party hereby agrees with the other Party that, except as may be required to comply with the requirements of any applicable laws or the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any, no press release or similar public announcement or communication shall be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents to such release, announcement or communication.

14.10. Governing Law; Jurisdiction; No Jury Trial.

(a) This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

(b) The Parties consent to the exclusive jurisdiction of the Federal and State courts located in the State of Delaware for the resolution of all disputes or controversies between the Parties under this Agreement. Each of the Parties (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement or the transactions contemplated herein; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

14.11. Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

14.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

14.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

IN WITNESS WHEREOF, the Parties hereto have signed this License and Distribution Agreement by their authorized representatives.

Innovega, Inc.

[redacted]

By: DocuSigned by: Stephen Willey 6003F9E04138455...

Name: Stephen Willey

Title: President, CEO

Schedule 1

Innovega Licensed Patents

Issued US Number	Title
9,251,745	System and apparatus for see-through display panels
9,040,923	Eye-tracking system and related methods
8,922,897	System and apparatus for see-through display panels
8,786,520	System and apparatus for display panels
8,520,309	Method and apparatus to process display and non-display information
8,482,858	System and apparatus for deflection optics
8,441,731	System and apparatus for pixel matrix see through display panels
Published Pending	**Title**
20190179154	System and apparatus for see-through display panels
20180090052	Non-uniform resolution, large field of view headworn display
20170337706	Gaze tracking system with contact lens fiducial
20170307892	Transparent projection screen
Unpublished Pending	**Title**
15/693119	High resolution transparent display
16/830852	Apparatus and methods for pixelated occlusion
17/372151	Transparent projection screen

International Issued Cases	Title
Canada	
2732161	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION

Korea	
10-1783805	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
10-1839381	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Germany	
60 2009 050 475.4	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Hong Kong	
1159256	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Italy	
502018000010418	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
GB	
2332002	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATIO

Schedule 2 - [redacted]

[redacted]